EXHIBIT 21.1

SUBSIDIARIES OF WYNN RESORTS, LIMITED

Kevyn, LLC

PW Automotive, LLC (a Delaware Limited Liability Company and 50% owned joint venture)

Rambas, LLC

Wynn International Marketing, LLC (an Isle of Man limited liability company)

Toasty, LLC (a Delaware limited liability company)

B/W Clothiers, LLC (a 50% owned joint venture)

Valvino Lamore, LLC

World Travel BBJ, LLC

World Travel G-IV, LLC

Worldwide Wynn, LLC

Wynn Design & Development, LLC

WDD-Asia, LLC

Wynn Group Asia, Inc.

Wynn Resorts, International, Ltd. (an Isle of Man corporation)

Wynn Resorts (Macau) Holdings, Ltd. (an Isle of Man corporation)

Wynn Resorts (Macau), Ltd. (1)

Wynn Resorts (Macau), S.A. (2)

Wynn Resorts Funding, LLC

Wynn Resorts Holdings, LLC

Wynn Las Vegas, LLC

Las Vegas Jet, LLC

World Travel, LLC

Wynn Completion Guarantor, LLC

Wynn Golf, LLC

Wynn Las Vegas Capital Corp.

Wynn Show Performers, LLC

Wynn Sunrise, LLC

All subsidiaries are formed in the State of Nevada and wholly-owned unless otherwise specifically identified.

(1)	A company organized and existing under the laws of Hong Kong Special Administrative Region of the People’s Republic of China

(2)	A company organized and existing under the laws of Macau Special Administrative Region of the People’s Republic of China